AMG FUNDS III

AMENDMENT NO. 31 TO THE DECLARATION OF TRUST

CERTIFICATE AND INSTRUMENT OF AMENDMENT

March 19, 2021

The undersigned, an officer of AMG Funds III (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, does hereby amend the Trust’s Declaration of Trust dated November 23, 1987, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Section 5.11 of the Declaration of Trust provides that the Trustees may authorize the division of shares into two or more series and that the different series shall be established and designated upon the execution of a majority of the then Trustees of an instrument setting forth such establishment and designation;

WHEREAS, a majority of the Trustees wish to redesignate AMG Managers Loomis Sayles Bond Fund as AMG GW&K ESG Bond Fund;

WHEREAS, a majority of the Trustees wish to redesignate AMG Managers Special Equity Fund as AMG Veritas Asia Pacific Fund; and

WHEREAS, a majority of the Trustees have authorized and directed the officers of AMG Funds III to prepare and file with the Secretary of The Commonwealth of Massachusetts and other applicable authorities an amendment to the Declaration of Trust to reflect the Fund name changes described above;

NOW THEREFORE, effective as of March 19, 2021, pursuant to Section 5.11 of the Declaration of Trust, AMG Managers Loomis Sayles Bond Fund is hereby redesignated as AMG GW&K ESG Bond Fund and AMG Managers Special Equity Fund is hereby redesignated as AMG Veritas Asia Pacific Fund.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first set forth above.

/s/ Mark. J. Duggan
Name:	Mark J. Duggan
Title:	Chief Legal Officer